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                                                                   EXHIBIT 99(a)

[POPULAR, INC. LETTERHEAD]


For additional information contact:
Jorge A. Junquera
Senior Executive Vice President
(787)754-1685
October 7, 1997                                                     NEWS RELEASE

POPULAR, INC. EARNINGS FOR THE QUARTER AND NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997

        Popular, Inc. (the Corporation) reported net income of $53.6 million for the third quarter of 1997, compared with $46.3 million reported for the same quarter of 1996, an increase of $7.3 million or 15.9%. Earnings per common share (EPS) for the quarter were $0.76, based on 67,866,284 average shares outstanding, compared with $0.67, based on 66,048,673 average shares outstanding for the quarter ended September 30, 1996, an increase of 13.4%.
Net earnings for the first and second quarter of 1997 were $49.5 million and $51.1 million, respectively, or $0.72 and $0.74 per common share, based on 66,121,855 and 66,376,616 average shares outstanding, respectively.

        Return on assets (ROA) and return on common equity (ROE) for the third quarter of 1997 were 1.10% and 15.46%, respectively. For the same period of 1996, the Corporation reported ROA and ROE of 1.10% and 15.94%, respectively. For the second quarter of 1997 these ratios were 1.16% and 16.07%.

        For the first nine months of 1997, the Corporation's net earnings amounted to $154.2 million, compared with $137.5 million for the same period in 1996. EPS for the first nine months of 1997 were $2.22, compared with $1.99 for the same period of 1996. ROA and ROE for the first nine months of 1997 amounted to 1.15% and 15.93%, respectively. For the same period of 1996, these ratios were 1.14% and 16.29%.

        The Corporation's results of operations for the quarter ended September 30, 1997, reflected increases of $30.8 million in net interest income and $14.9 million in other revenues when compared with the same quarter of 1996. These improvements were partially offset by increases of $31.9 million in operating expenses and $7.4 million in the provision for loan losses.

        The net interest income for the third quarter of 1997 increased 17.9% when compared with the same period of 1996 and 6.5% over the second quarter of 1997, totaling $203.0 million. The increase in net interest income over the third quarter of 1996, was principally due to an increase of



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2-POPULAR, INC. 1997 THIRD QUARTER RESULTS

$2.5 billion in average earning assets and an improvement in the yield on loans and investment securities. The acquisitions completed after the third quarter of 1996 contributed to the increase in earning assets, particularly the increase in loans. The improvement in the yield on earning assets was partially offset by a rise in the cost of interest bearing liabilities, resulting from a higher volume of borrowings due to the decrease of $697 million and $473 million in the average volume of certificates of deposits and borrowings from 936 companies, respectively, and also due to arbitrage opportunities undertaken during the quarter. The net interest margin for the quarter ended on September 30, 1997, was 4.42%, compared with 4.36% for the third quarter of 1996. For the first and second quarter of 1997 the net interest margin was 4.59% and 4.56%, respectively. For the first nine months of 1997, the net interest margin was 4.51% compared with 4.43% for the same period of 1996.

        The increase in the provision for loan losses was basically due to the growth in the loan portfolio, and the increase in net charge-offs and non-performing assets. The provision for loan losses totaled $29.8 million for the third quarter of 1997, an increase of $7.4 million or 33.0% when compared with the same quarter of 1996. Net charge-offs for the quarter ended September 30, 1997, were $31.5 million or 1.14% of average loans compared with $18.8 million or 0.80% for the third quarter of 1996, and $22.9 million or 0.90% for the second quarter of 1997. For the nine-month periods ended September 30, 1997 and 1996, and net charge-offs as a percentage of average loans were 0.93% and 0.76%, respectively. The increase experienced during 1997 has been principally in the commercial and consumer loan categories, particularly personal loans, and is mostly related to higher delinquency levels and bankruptcies in both the U.S. and Puerto Rico and the implementation of the Corporation's more conservative charge-off policy at the acquired banks.

        Non-performing assets were $213 million or $1.90% of loans at September 30, 1997, compared with $153 million or 1.60%, at the end of the third quarter of 1996 and $211 million or 1.94% at June 30, 1997. The increase of $59.3 million from September 30, 1996, was mainly reflected in the commercial and mortgage non-performing loans. The increase of $30 million in the commercial non-performing portfolio was the result of the classification on non-accrual of a $9.8 million commercial income-producing real estate loan in the U.S. Virgin Islands, the non-performing loans of the banks acquired during the quarter ended June 30, 1997, and the higher loan volume. The



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3-POPULAR, INC. 1997 THIRD QUARTER RESULTS

increase of $17 million in non-performing mortgage loans was mostly reflected in Equity One, as a result of the growth in its portfolio and the increased level of personal bankruptcy filings. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days, which is more conservative than most U.S. banks that place commercial loans in non-accrual status when payments of principal or interest are delinquent 90 days. Lease financing, conventional mortgage and closed-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

        Other operating income, excluding securities and trading transactions, rose $18.1 million over the third quarter of 1996, to $64.8 million, as a result of an increase of $8.9 million in other income, $6.2 million in other service fees and $3.0 million in service charges on deposit accounts. Banco Popular de Puerto Rico (BPPR) accounted for most of the increase in service charges on deposit accounts, mainly due to the higher volume of deposits, driven by the acquisition of Roig Commercial Bank (RCB). Other service fees amounted to $25.2 million for the three-month period ended September 30, 1997, compared with $19.0 million for the same period a year earlier, primarily due to rises in credit card fees due to increased merchant activity and card usage, in debit card fees principally as a result of the sustained growth in the volume of transactions at point-of-sale (POS) terminals and higher fees related to the sale and administration of investment products. The increase of $8.9 million in other income was the result of a securitization of $103 million of loans at Equity One, resulting in a pretax gain of $3.4 million, and higher gains on sale of mortgage loans.

        The Corporation showed a decrease of $4.4 million in gains on sale of securities as a result of gains realized in the quarter ended September 30, 1996, on the sale of equity securities by one of the Corporation's subsidiaries.

        Personnel costs increased $11.4 million as compared with the third quarter of 1996. Most of the increase was mainly due to the operations acquired since the third quarter of 1996, business expansion, including the launching of a credit card program in the U.S., annual merit increases and increased medical plan costs. Other operating expenses increased $20.5 million, mostly in other taxes, business promotion and equipment expenses. Other taxes increased $2.4 million as a result of the growth in the Corporation's business volume and the increase in the tax rate for personal property tax in the municipality of San Juan, Puerto Rico, where the Corporation's headquarters are


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4-POPULAR, INC. 1997 THIRD QUARTER RESULTS

located. The rise in business promotion and equipment expenses reflected the development and promotion of new products and services, the costs related to the expansion of the electronic payment system, the institutional campaign launched in the continental U.S. to emphasize Banco Popular's presence and image as a Hispanic bank, and the promotional efforts related to the new credit card program in the U.S. Also, there was an increase in the amortization of intangible assets resulting from the acquisitions made by the Corporation after the third quarter of 1996.

      The Corporation's total assets at September 30, 1997, amounted to $19.9 billion, compared with $16.8 billion at September 30, 1996. BPPR accounted for most of the increase as a result of the acquisition of RCB on June 30, 1997, and a higher volume of investment securities. Also, National Bancorp, Inc. and CBC Bancorp, Ltd., acquired in May 1997, contributed to the increase. Total assets at June 30, 1997, were $19.1 billion.

      Total loans reached $11.2 billion at September 30, 1997, or $1.6 billion higher than the level of $9.6 billion at September 30, 1996, and $277 million over the level of $10.9 billion at June 30, 1997. Commercial loans accounted for the largest growth, particularly at BPPR, which increased $630 million. The banks acquired after September 30, 1996, contributed significantly to the increase in the Corporation's commercial loan portfolio.


      The allowance for loan losses amounted to $205 million as of September 30, 1997, or 1.83% of loans, compared with $182 million or 1.90% at the same date in 1996. At June 30, 1997, the allowance for loan losses totaled $207 million or 1.89% of loans. The allowance as a percentage of non-performing assets was 96.4% at September 30, 1997, compared with 118.9% at the end of the third quarter of 1996 and 97.9% at June 30, 1997. The reduction in the allowance coverage ratios is primarily attributed to the large increase in the level of non-performing mortgage loans at Equity One, a portfolio with minimal charge-offs given the nature of its collateral.

      Total deposits were $11.2 billion at September 30, 1997, compared with $10.6 billion at September 30, 1996, and $11.4 billion at the end of the second quarter of 1997. The increase in deposits since September 30, 1996, was achieved in spite of a reduction of $700 million in 936 deposits. The increase was mostly due to the acquisition of $584 million in total deposits of RCB on June 30, 1997, and the acquisitions of National Bancorp and CBC Bancorp in May 1997, with deposits of $142 million and $263 million, respectively, at September 30, 1997.

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5- POPULAR, INC. 1997 THIRD QUARTER RESULTS

        Borrowed funds increased to $6.9 billion at September 30, 1997, compared with $4.7 billion at the same date a year earlier and $5.9 billion at June 30, 1997. Borrowed funds were used primarily to finance loan growth and arbitrage activities. Moreover, on May 23, 1997, the Corporation and two of its subsidiaries, filed a "shelf" registration with the Securities and Exchange Commission, which allow them to issue medium-term notes, unsecured debt securities and preferred stock in an aggregate amount of up to $1 billion. As of September 30, 1997, the Corporation had issued $130 million in medium-term notes under the new "shelf" registration.

        At September 30, 1997, stockholders' equity totaled $1.45 billion, compared with $1.22 billion at the same date last year. Stockholders' equity was $1.42 billion at June 30, 1997. On May 8, 1997, the Board of Directors approved a stock repurchase program of up to 3 million shares of the outstanding common stock of the Corporation, when market conditions so warrant. As of September 30, 1997, the Corporation had purchased 988,800 shares under this program with a total cost of $39.6 million. In addition, on August 14, 1997, the Board of Directors of Popular, Inc. declared a cash dividend of $0.22 per common share payable on October 1, 1997, to shareholders of record as of September 12, 1997. This represents a 22.2% increase over the $0.18 per share paid in previous quarterly dividends.

        The market value of the the Corporation's common stock at September 30, 1997, was $53.00 per share, compared with $27.00 at September 30, 1996, and $40.375 at June 30, 1997. The Corporation's market capitalization at September 30, 1997, was $3.6 billion, compared with $1.8 billion at September 30, 1996, and $2.8 billion at June 30, 1997. At September 30, 1997, the Corporation's common stock had a book value per share of $19.95.

        During this quarter, Banco Popular continued making progress toward accomplishing its goal of becoming the number one Hispanic bank in the United States. On September 11, 1997, the Corporation announced the signing of a definitive agreement to acquire all of the common stock of Houston Bancorporation, which is the bank holding company of Citizens National Bank in Houston, Texas. This bank, which had total assets of $51 million and total deposits of $39 million as of August 31, 1997, is one of few Houston banks marketing primarily to ethnic minorities, a leader in the origination of low-moderate income housing loans in the area, and has been one of the country's highest performing community banks for the past five years. Pending regulatory approval, the

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6- POPULAR, INC. 1997 THIRD QUARTER RESULTS

transaction is expected to close during the fourth quarter of 1997. Also during this quarter, Banco Popular, N.A. (Florida) opened two new branches, increasing to five the number of branches in Florida.

        On September 12, 1997, the integration of Roig branches, products and services with those of BPPR took place. After that date, 17 out of 25 branches still operating as Roig since the merger, became part of BPPR branch network, while the remaining eight branches were consolidated into existing branches of BPPR. Furthermore, in Illinois, the Corporation will be integrating by the end of October the four banking subsidiaries currently operating in that state.


                                     ***



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
POPULAR, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)



                                                                                                FOR THE NINE MONTHS ENDED
                                        1997                    1996           Third                  SEPTEMBER 30
                             -------------------------------------------      Quarter   --------------------------------------
                                                                             1997-1996
                                 Third           Second         Third         Percent                                Percent
                                Quarter         Quarter        Quarter       Variance      1997           1996      Variance
                             -------------------------------------------     ---------  -------------------------------------
SUMMARY OF OPERATIONS

Interest income              $   393,414     $   359,005     $   327,097        20.27%  $ 1,086,684   $   939,999      15.60%
Interest expense                 190,409         168,399         154,861        22.95       512,429       437,095      17.24
                             -----------------------------------------------------------------------------------------------

Net interest income              203,005         190,606         172,236        17.86       574,255       502,904      14.19
Provision for loan losses         29,849          25,413          22,436        33.04        78,949        65,381      20.75
                             -----------------------------------------------------------------------------------------------

Net interest income after
 provision for loan losses       173,156         165,193         149,800        15.59       495,306       437,523      13.21
Other operating income            64,832          54,124          46,704        38.81       174,438       147,747      18.07
Gain (loss) on sale of
 securities                          519           1,286           4,911                        145         5,620
Trading account profit (loss)        959             817            (216)                     2,209          (661)
                             -----------------------------------------------------------------------------------------------
Total other income                66,310          56,227          51,399        29.01       176,792       152,706      15.77
Salaries and benefits             73,372          67,651          62,304        17.76       206,068       185,803      10.91
Profit sharing                     6,165           6,788           5,789         6.50        19,393        17,544      10.54
Other operating expenses          87,805          77,607          67,360        30.35       236,052       194,649      21.27
                             -----------------------------------------------------------------------------------------------

Total operating expenses         167,342         152,046         135,453        23.54       461,513       397,996      15.96
                             -----------------------------------------------------------------------------------------------

Income before income tax          72,124          69,374          65,746         9.70       210,585       192,233       9.55
Income tax                        18,511          18,283          19,473        -4.94        56,342        54,763       2.88
                             -----------------------------------------------------------------------------------------------
Net income                   $    53,613     $    51,091     $    46,273        15.86   $   154,243   $   137,470      12.20
                             ===============================================================================================

Net income applicable to
 common stock                $    51,526     $    49,003     $    44,186        16.61   $   147,981   $   131,208      12.78
                             ===============================================================================================

Earnings per common share:
 Net income                  $      0.76     $      0.74     $      0.67        13.49   $      2.22   $      1.99      11.69
Average common shares
 outstanding                  67,866,284      66,376,616      66,048,673                 66,794,641    66,000,086
Common shares outstanding
 at end of period             67,656,166      68,236,048      66,048,673                 67,656,166    68,048,673







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
POPULAR, INC.
FINANCIAL SUMMARY
(in thousands)



                                                                                                FOR THE NINE MONTHS ENDED
                                        1997                    1996           Third                  SEPTEMBER 30
                             -------------------------------------------      Quarter   --------------------------------------
                                                                             1997-1996
                                 Third           Second          Third        Percent                                Percent
                                Quarter         Quarter        Quarter       Variance      1997           1996      Variance
                             -------------------------------------------     ---------  -------------------------------------
SELECTED AVERAGE BALANCE
Total assets                    $19,347,847  $17,624,817     $16,796,305        15.19   $17,972,077   $16,116,236      11.52
Loans                            11,033,765   10,164,122       9,386,931        17.54    10,329,820     9,057,462      14.05
Earning assets                   18,314,931   16,728,780      15,769,433        16.14    16,975,468    15,142,449      12.11
Interest-bearing liabilities     15,306,879   13,736,508      13,285,087        15.22    14,074,722    12,655,292      11.22
Stockholders' equity              1,421,890    1,322,946       1,202,292        18.26     1,341,984     1,175,776      14.14

PERFORMANCE RATIOS
Net interest yield*                    4.42%       4.56%            4.36%                      4.51%         4.43%
Return on assets                       1.10        1.16             1.10                       1.15          1.14
Return on common equity               15.46       16.07            15.94                      15.93         16.29

CREDIT QUALITY DATA
Nonperforming assets                212,776  $   211,228     $   153,400        38.71   $   212,775       153,400      38.71
Net loans charged-off                31,491       22,886          18,796        67.54        72,278        51,804      39.52
Allowance for loan losses           205,077      206,719         182,372        12.45       205,077       182,372      12.45
Nonperforming assets
 to total assets                       1.07%        1.10%           0.92%                      1.07%         0.92%
Allowance for losses to loans          1.83         1.89            1.90                       1.83          1.90

SELECTED FINANCIAL DATA
 AT PERIOD-END
Total Assets                    $19,893,600  $19,145,299                                $19,893,600   $16,755,578      18.73
Loans..........................  11,186,320   10,909,365                                 11,186,320     9,589,288      16.65
Earning assets.................  18,583,339   17,771,069                                 18,583,339    15,666,003      18.62
Interest-bearing liabilities...  15,820,136   14,850,393                                 16,820,136    13,158,716      20,23
Stockholders' equity...........   1,449,780    1,424,130                                  1,449,780     1,220,105      18.82

*Not on a taxable equivalent basis



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